Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… January 19, 2022 News Release

STATE STREET REPORTS FOURTH QUARTER 2021 EPS OF $1.78; $2.00 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 4Q comparisons

TOTAL REVENUE UP 5%, WITH FEE REVENUE UP 4%
STRONG SERVICING AND MANAGEMENT FEE GROWTH OF 6% AND 8%
NEW SERVICING WINS OF $332 BILLION AND AUM INFLOWS OF $79 BILLION
EXPENSES UP 2%; UP 1% EX-NOTABLES(a)
POSITIVE TOTAL AND FEE OPERATING LEVERAGE OF 2% POINTS EACH

Ron O'Hanley, Chairman and Chief Executive Officer: "We finished 2021 with a strong fourth quarter performance, contributing to a record year for fee revenue. We continued to successfully execute against our strategic priorities, while also delivering strong year-over-year financial results and business momentum, including positive operating leverage, meaningful pre-tax margin expansion and robust earnings growth. Amid a favorable market environment, both the Investment Services and Global Advisors franchises generated exceptional performance thanks to the dedication of our employees who effectively implemented our strategy and delivered for our clients and shareholders."

O'Hanley added: "As we look ahead in 2022, we remain focused on revenue growth, expense discipline and successfully closing and integrating our previously announced acquisition of BBH Investor Services. We will continue to innovate for our clients, transform the way we work, and build an even higher performing organization in order to drive growth and create value for our shareholders."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	4Q21	3Q21	4Q20	% QoQ		% YoY
Income statement:
Total fee revenue	$2,511	$2,504	$2,416	—%		4%
Net interest income	484	487	499	(1)		(3)
Other income	58	(1)	2	nm		nm
Total revenue	3,053	2,990	2,917	2		5
Provision for credit losses	(7)	(2)	—	nm		nm
Total expenses	2,330	2,116	2,276	10		2
Net income	697	714	537	(2)		30

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.78	$1.96	$1.39	(9)%		28%
Return on average common equity (ROE)	10.3%	11.6%	8.4%	(130)	bps	190	bps
Pre-tax margin	23.9	29.3	22.0	(540)		190
AUC/A ($ billions)(1)	43,678	43,337	38,791	1%		13%
AUM ($ billions)(1)	4,138	3,862	3,467	7		19

(1) As of period-end.

(a) See "4Q21 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

4Q21 HIGHLIGHTS
(all comparisons are to 4Q20, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 13% to a record $43.7 trillion, primarily due to higher market levels, client flows and net new business growth
•Investment Management AUM as of quarter-end increased 19% to a record $4.1 trillion, mainly reflecting higher market levels and net inflows

New business and strategy execution
•Investment Servicing mandates announced in 4Q21 totaled $332 billion, with quarter-end servicing assets to be installed in future periods of $2.8 trillion
◦Record full-year 2021 AUC/A wins of $3.5 trillion across client segments and regions, with State Street AlphaSM representing a substantial proportion of wins
•Announced 1 Alpha client mandate and 3 Alpha client mandates went live in 4Q21
◦19 total Alpha client mandates signed since inception(a)
◦10 of 19 Alpha client mandates now live as of the end of 4Q21
•Charles River Development (CRD) achieved new bookings of $11 million and attained annual recurring revenue (ARR) of $244 million in 4Q21,(b) up 9%
•Investment Management business generated strong net inflows of $79 billion in 4Q21, reflecting record ETF inflows of $50 billion
◦Robust net inflows of $196 billion in full-year 2021, including record ETF inflows of $107 billion

Revenue
•Fee revenue increased 4%, primarily reflecting strong Servicing and Management fees, partially offset by lower FX trading services and Software and processing fees:
◦Servicing fees increased 6%
◦Management fees increased 8%
◦FX trading services decreased (7)%
◦Securities finance increased 16%
◦Software and processing fees decreased (4)%, with CRD standalone revenue up 13%(c)
•Net interest income (NII) decreased (3)%, primarily driven by lower investment portfolio yields, partially offset by higher loan balances and growth in the investment portfolio and deposits

(a) Excludes State Street Global Advisors (SSGA).
(b) See the endnotes included in the "In This News Release" section for explanations of CRD bookings and annual recurring revenue (ARR).
(c) For 4Q21, CRD standalone revenue of $130 million includes $127 million in Software and processing fees and $4 million in FX trading services. For 4Q20, CRD standalone revenue of $115 million includes $112 million in Software and processing fees and $3 million in FX trading services. CRD standalone revenues in 4Q21 and 4Q20, include $19 million and $9 million of revenues, respectively, associated with affiliates, including SSGA, that is eliminated in consolidation for financial reporting purposes. Revenue line items may not sum to total due to rounding.

Expenses
•Total expenses increased 2%, primarily reflecting the impact of notable items, higher compensation and employee benefits reflecting strong year-over-year performance and targeted business investments, partially offset by continued expense management and currency translation
◦Total expenses increased 1%, excluding notable items(a)
◦Achieved meaningful productivity savings while making controlled investments to support product innovation, client onboarding, operations and technology

Notable items

(Dollars in millions, except EPS amounts)	4Q21	3Q21	4Q20

Acquisition and restructuring costs	$(26)	$(18)	$(12)
Repositioning release / (charge):
Compensation & employee benefits	32	—	(82)
Occupancy	(29)	—	(51)
Total Repositioning release / (charge)	3	—	(133)
Deferred compensation expense acceleration(b)	(147)	—	—
Gain on sale of investment securities	58	—	—

Notable items (pre-tax)	$(112)	$(18)	$(145)

EPS impact	$(0.22)	$(0.04)	$(0.30)

•Deferred compensation expense acceleration of $147 million is associated with an amendment of certain outstanding deferred cash incentive compensation awards(b)
◦To make State Street's pay practices more competitive, the acceleration is part of a plan to increase the immediate cash versus the deferred portion of total cash incentive compensation in future periods
•Gain on sale of $58 million reflects a one-time sale of Libor and Euribor based securities previously classified as held-to-maturity

Operating leverage and pre-tax margin
•Generated positive total and fee operating leverage in 4Q21 of 2.3% points and 1.5% points, respectively
◦Excluding notable items, total and fee operating leverage in 4Q21 was 1.3% points and 2.5% points, respectively(a)
•Pre-tax margin increased 1.9% points
◦Excluding notable items, pre-tax margin increased 1.2% points(a)

Capital
•Standardized Common Equity Tier 1 (CET1) of 14.2% increased 1.9% points and 0.7% point compared to 4Q20 and 3Q21, respectively
•Tier 1 leverage ratio of 6.1% decreased (0.3)% point and (0.2)% point compared to 4Q20 and 3Q21, respectively
•ROE of 10.3% increased 1.9% points compared to 4Q20, but decreased (1.3)% points compared to 3Q21
•In 4Q21, State Street returned a total of $209 million of capital to shareholders in the form of common stock dividends paid

(a) Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) This amendment removes continued service requirements for deferred cash incentive awards, thereby accelerating the future expense that would have been recognized over the remaining term of the awards (1-4 years).

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	4Q21	3Q21	4Q20	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1)(2)	$43,678	$43,337	$38,791	0.8%	12.6%
Assets under Management (AUM)(2)	4,138	3,862	3,467	7.1	19.4

Market Indices:(3)
S&P 500 Daily Average	4,602	4,422	3,555	4.1	29.5
S&P 500 EOP	4,766	4,308	3,756	10.6	26.9
MSCI EAFE Daily Average	2,310	2,338	1,994	(1.2)	15.8
MSCI EAFE EOP	2,336	2,281	2,148	2.4	8.8
MSCI Emerging Markets Daily Average	1,252	1,295	1,189	(3.3)	5.3
MSCI Emerging Markets EOP	1,232	1,253	1,291	(1.7)	(4.6)
Barclays Capital Global Aggregate Bond Index EOP	532	536	559	(0.7)	(4.8)

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index Daily Average	6.5	6.0	7.3	8.3	(11.0)
JPM Emerging Market Volatility Index Daily Average	9.9	8.7	10.8	13.8	(8.3)

Average Foreign Exchange Rate:
EUR vs. USD	1.143	1.179	1.193	(3.1)	(4.2)
GBP vs. USD	1.348	1.378	1.321	(2.2)	2.0
(1) Includes assets under custody of $32,845 billion, $32,364 billion, and $29,052 billion, as of EOP for 4Q21, 3Q21, and 4Q20, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	4Q21	3Q21	2Q21	1Q21	4Q20
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$53	$150	$196	$165	$74
Money Market	219	15	33	156	(82)
ETF	195	77	123	148	120
Total Flows(3)	$468	$242	$351	$470	$112

EMEA - Morningstar Direct Market Data:(1)(4)
Long Term Funds	$146	$192	$226	$237	$250
Money Market	49	(4)	(10)	(91)	59
ETF	42	37	51	54	48
Total Flows(3)	$237	$225	$267	$200	$357

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. Industry flow data presented reflects a change in data providers from previous presentations for all periods presented. See endnotes included in the "In This News Release" section.
(2) 4Q21 data for North America includes actuals for October and November 2021 and Morningstar estimates for December 2021.
(3) Line items may not sum to total due to rounding.
(4) 4Q21 data for Europe is on a rolling three month basis for September 2021 through November 2021, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	4Q21	3Q21	4Q20	% QoQ	% YoY
Assets Under Custody and/or Administration(1)(2)
By Product Classification(3):
Mutual funds	$11,575	$11,505	$9,810	0.6%	18.0%
Collective funds, including ETFs	15,722	15,159	13,387	3.7	17.4
Pension products	8,443	8,497	7,594	(0.6)	11.2
Insurance and other products	7,938	8,176	8,000	(2.9)	(0.8)
Total Assets Under Custody and/or Administration	$43,678	$43,337	$38,791	0.8%	12.6%
By Financial Instrument:
Equities	$25,974	$25,350	$21,626	2.5%	20.1%
Fixed-income	12,587	12,808	12,834	(1.7)	(1.9)
Short-term and other investments	5,117	5,179	4,331	(1.2)	18.1
Total Assets Under Custody and/or Administration	$43,678	$43,337	$38,791	0.8%	12.6%

(1) As of period-end.
(2) Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month.
(3) Certain previously reported amounts presented have been reclassified to conform to current-period presentation.

INVESTMENT MANAGEMENT AUM
The following tables present 4Q21 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of September 30, 2021	$2,440	$610	$367	$209	$236	$3,862
Net asset flows:
Long-term institutional(2)	7	7	(1)	4	11	28
ETF	46	5	—	—	(1)	50
Cash fund	—	—	1	—	—	1
Total flows, net	$53	$12	$—	$4	$10	$79
Market appreciation/(depreciation)	189	4	1	9	5	208
Foreign exchange impact	(8)	(3)	—	—	—	(11)
Total market and foreign exchange impact	$181	$1	$1	$9	$5	$197

Ending balance as of December 31, 2021	$2,674	$623	$368	$222	$251	$4,138

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	4Q21	3Q21	2Q21	1Q21	4Q20
Beginning balance	$3,862	$3,897	$3,591	$3,467	$3,148
Net asset flows:
Long-term institutional(1)	28	(6)	55	(8)	(71)
ETF	50	13	21	23	20
Cash fund	1	(12)	7	24	30
Total flows, net	$79	$(5)	$83	$39	$(21)
Market appreciation/(depreciation)	208	(12)	224	116	306
Foreign exchange impact	(11)	(18)	(1)	(31)	34
Total market and foreign exchange impact	$197	$(30)	$223	$85	$340

Ending balance	$4,138	$3,862	$3,897	$3,591	$3,467

(1) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	4Q21	3Q21	4Q20	% QoQ		% YoY
Servicing fees	$1,384	$1,395	$1,307	(0.8)%		5.9%
Management fees(a)	530	526	493	0.8		7.5
Foreign exchange trading services(a)	300	279	324	7.5		(7.4)
Securities finance revenue	102	106	88	(3.8)		15.9
Software and processing fees	195	198	204	(1.5)		(4.4)
Total fee revenue	$2,511	$2,504	$2,416	0.3%		3.9%

Net interest income	484	487	499	(0.6)%		(3.0)%
Other income	58	(1)	2	nm		nm
Total Revenue	$3,053	$2,990	$2,917	2.1%		4.7%

Net interest margin (FTE)(b)	0.73%	0.76%	0.84%	(3)	bps	(11)	bps

Servicing fees increased 6% compared to 4Q20, primarily driven by higher average equity market levels, client activity and flows, and net new business, partially offset by normal pricing headwinds. Servicing fees decreased (1)% compared to 3Q21, mainly due to client activity/adjustments and the impact of currency translation, partially offset by higher net new business.

Management fees(a) increased 8% compared to 4Q20, primarily reflecting higher average equity market levels and ETF net inflows, partially offset by a previously reported client asset reallocation and money market fee waivers. Management fees were up 1% compared to 3Q21, largely reflecting higher domestic average equity market levels.

Foreign exchange trading services(a) decreased (7)% compared to 4Q20, primarily reflecting lower FX volatility. Compared to 3Q21, Foreign exchange trading services increased 8%, mainly due to higher FX volatility, partially offset by lower client FX volumes.

Securities finance increased 16% compared to 4Q20, mainly reflecting higher client securities loan balances and new business wins in Enhanced Custody. Securities finance decreased (4)% compared to 3Q21, primarily driven by lower specials and agency spreads.

Software and processing fees decreased (4)% and (2)% compared to 4Q20 and 3Q21, respectively, mainly reflecting lower market-related adjustments, partially offset by higher CRD revenue.

Net interest income (NII) decreased (3)% compared to 4Q20, primarily driven by lower investment portfolio yields, partially offset by higher loan balances, growth in the investment portfolio and deposits. Compared to 3Q21, NII decreased (1)%, mainly due to the absence of a larger than usual reduction in premium amortization in 3Q21, partially offset by higher loan balances.

Other income of $58 million, reflecting a gain on sale of investment securities from a one-time sale of Libor and Euribor based securities previously classified as held-to-maturity.

Total revenues were adversely impacted by currency translation by $16 million when compared to both 4Q20 and 3Q21.

(a) Certain fees associated with our GLD ETFs have been reclassified from Foreign exchange trading services to Management fees to better reflect the nature of those fees. Prior periods have been reclassified to conform to current-period presentation. These fees were approximately $15 million, $19 million, $24 million, and $23 million in the first, second, third and fourth quarters of 2020, respectively.
(b) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	4Q21	3Q21	4Q20	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$117	$121	$153	(3.3)%	(23.5)%
Provision for credit losses	(7)	(2)	—	nm	nm
Charge-offs	—	(1)	(8)	nm	nm
Other(1)	(2)	(1)	3	100.0	nm
Ending Balance	$108	$117	$148	(7.7)%	(27.0)%

(1) Consists primarily of currency translation

Total provision for credit losses reflects a $7 million reserve release in 4Q21.

EXPENSES

(Dollars in millions)	4Q21	3Q21	4Q20	% QoQ		% YoY
Compensation and employee benefits	$1,181	$1,054	$1,129	12.0%		4.6%
Information systems and communications	436	406	394	7.4		10.7
Transaction processing services	238	253	257	(5.9)		(7.4)
Occupancy	133	102	162	30.4		(17.9)
Acquisition and restructuring costs	26	18	12	44.4		116.7
Amortization of other intangible assets	62	62	59	—		5.1
Other	254	221	263	14.9		(3.4)
Total Expenses	$2,330	$2,116	$2,276	10.1%		2.4%
Total expenses, excluding notable items(a)	$2,160	$2,098	$2,131	3.0%		1.4%

Effective tax rate	4.6%	18.5%	16.1%	(1,390)	bps	(1,150)	bps

Compensation and employee benefits increased 5% compared to 4Q20, primarily driven by the impact of notable items in 4Q21(a) and higher incentive compensation and medical costs, partially offset by lower headcount and salaries. Compensation and employee benefits increased 12% compared to 3Q21, primarily reflecting the impact of notable items in 4Q21.(a)

Information systems and communications increased 11% and 7% compared to 4Q20 and 3Q21, respectively, mainly reflecting higher technology infrastructure investments and equipment expenses.

Transaction processing services decreased (7)% compared to 4Q20, largely driven by lower market data costs and broker fees. Transaction processing decreased (6)% compared to 3Q21, primarily driven by lower sub-custody expenses from savings initiatives and lower broker fees.

Occupancy decreased (18)% compared to 4Q20, primarily due to footprint optimization and lower notable items in 4Q21.(a) Occupancy increased 30% compared to 3Q21, primarily reflecting the impact of notable items in 4Q21.(a)

Acquisition and restructuring costs increased compared to both 4Q20 and 3Q21, primarily due to costs associated with the CRD acquisition.

Amortization of other intangible assets increased 5% compared to 4Q20, due to a lift-out in 1Q21.(b)

(a) See "4Q21 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) Related to a lift-out of the depository bank and fund administrator activities of Fideuram Bank Luxembourg, a subsidiary of Intesa Sanpaolo.

Other expenses decreased (3)% compared to 4Q20, largely reflecting lower sub-advisory fees and professional fees. Other expenses increased 15% compared to 3Q21, largely reflecting higher marketing spend.

Total expenses were positively impacted by currency translation by $12 million when compared to both 4Q20 and 3Q21.

TAXES
The effective tax rate of 4.6% decreased compared to both 4Q20 and 3Q21, primarily due to discrete benefits from the completion of tax audits, foreign tax benefits, and tax return finalization.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	4Q21	3Q21	4Q20
Basel III Standardized Approach:
Common Equity Tier 1 ratio	14.2%	13.5%	12.3%
Tier 1 capital ratio	15.9	15.2	14.4
Total capital ratio	17.4	16.6	15.3

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	14.3	13.8	13.1
Tier 1 capital ratio	16.0	15.5	15.4
Total capital ratio	17.4	16.9	16.2

Tier 1 leverage ratio	6.1	6.3	6.4
Supplementary leverage ratio	7.4	7.5	8.1

Liquidity coverage ratio	105%	105%	108%

Standardized capital ratios were binding for all periods included above.

CET1 ratio (standardized) increased 1.9% points compared to 4Q20, largely reflecting higher retained earnings and the issuance of $1.9 billion of common stock in 3Q21 to finance the previously announced proposed acquisition of BBH Investor Services. CET1 ratio (standardized) increased 0.7% point compared to 3Q21, largely reflecting an episodic reduction in risk-weighted assets and higher retained earnings.

Tier 1 leverage ratio decreased (0.3)% point and (0.2)% point compared to 4Q20 and 3Q21, respectively.

Liquidity coverage ratio (LCR) for State Street Corporation was approximately 105%, down (3)% points from 4Q20 and flat to 3Q21. LCR for State Street Bank and Trust was approximately 129%.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Wednesday, January 19, 2022, at 10:00 a.m. ET, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (833) 380-0399 or (236) 714-2093. The Conference ID# is 6314319.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 6314319.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 4Q21, State Street expects to publish its updates during the period beginning today and ending on or about February 28, 2022.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $43.7 trillion in assets under custody and/or administration and $4.1 trillion* in assets under management as of December 31, 2021, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of December 31, 2021 includes approximately $61 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Consistent with past practice, AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•CRD bookings, as presented in this News Release, represent signed annual recurring revenue contract value excluding bookings with affiliates, including SSGA. CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes.
•CRD annual recurring revenue (ARR), an operating metric, is calculated by annualizing current quarter revenue and includes annualized amount of most software-enabled revenue, including revenue generated from Software-as-a-service, maintenance and support revenue, revenue from the Charles River Network's FIX Network Service (CRN), and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR excludes software-enabled brokerage revenue. ARR of $223 million, $239 million, and $244 million in 4Q20, 3Q21, and 4Q21, respectively, includes annualized intercompany revenues of $21 million for each of the corresponding periods.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 4Q21. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.
•"Libor" denotes London Inter-Bank Offered Rate; "Euribor" denotes Euro Inter-Bank Offered Rate.

•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 4Q21 data for North America (US domiciled) includes Morningstar actuals for October and November 2021 and Morningstar estimates for December 2021.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 4Q21 data for Europe is on a rolling three month basis for September 2021 through November 2021, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, proposed acquisition of the Brown Brothers Harriman (BBH) Investor Services business, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” "intend," "target," “guidance,” “expect,” “priority,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•The possibility that some or all of the anticipated business, financial, capital, staffing, operational or other benefits or synergies of the acquisition of the BBH Investor Services business will not be realized when expected or at all, including as a result of the impact of, additional costs or unanticipated negative synergies associated with, or problems arising from, the integration of the BBH Investor Services business (including challenges in transitioning clients, systems, technology or personnel), as a result of regulatory or operational challenges we may experience, as a result of disruptions from the transaction harming relationships (including those resulting from the announcement of the transaction) with our clients, employees or regulators, or as a result of the strength of the economy and competitive factors in the areas where we and the BBH Investor Services business do business;
•The failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect us or the expected benefits of the transaction, perhaps materially), to satisfy any of the other conditions to the acquisition or at all, in each case, on a timely basis or at all; and, if delayed, the resulting effects, including in magnitude and timing of the expected financial benefits of the acquisition of the BBH Investor Services business, of a delayed closing of the acquisition;
•The occurrence of any event, change or other circumstances that could give rise to the termination of the definitive purchase agreement in respect of the acquisition of the BBH Investor Services business;
•Potential adverse changes in demand for the products and services of State Street and of the BBH Investor Services business;
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•Our development and completion of new products and services, including State Street Alpha and State Street Digital, and our enhancement of the capabilities of our existing products and services in light of changed client needs and competitive pressures, may involve costs and dependencies and expose us to increased risk;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•The COVID-19 pandemic continues to create significant risks and uncertainties for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We could be adversely affected by geopolitical, economic and market conditions;
•We have significant International operations, and disruptions in European and Asian economies could have an adverse effect on our consolidated results of operations or financial condition;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk to counterparties, who may also have substantial financial dependencies with other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our consolidated revenue and is subject to decline based on, among other factors, the investment activities of our clients;
•If we are unable to effectively manage our capital and liquidity, our consolidated financial condition, capital ratios, results of operations and business prospects could be adversely affected;

•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by capital and liquidity standards required as a result of capital stress testing;
•We face extensive and changing government regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated financial statements;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•The transition away from LIBOR may result in additional costs and increased risk exposure;
•Our control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our consolidated results of operations;
•Cost shifting to non-U.S. jurisdictions and outsourcing may expose us to increased operational risk and reputational harm and may not result in expected cost savings;
•Attacks or unauthorized access to our information technology systems or facilities, or those of the third parties with which we do business, or disruptions to our or their continuous operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property;
•The quantitative models we use to manage our business may contain errors that could result in material harm;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change could adversely affect us; and
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2020 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release (and the conference call referenced herein) should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.